Exhibit 99.25

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

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BRF S.A.

Publicly Held Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CALL NOTICE

EXTRAORDINARY GENERAL MEETING ORIGINALLY CALLED FOR 06.18.2025 AND POSTPONED TO 07.14.2025

Considering the decision rendered by the Board of the Brazilian Securities and Exchange Commission (CVM) on 06.16.2025, which granted the request to postpone the Extraordinary General Meeting (“EGM”) of BRF S.A. (“BRF” or “Company”), which had originally been called for June 18, 2025, at 9:00 a.m., BRF’s shareholders are hereby invited to attend the EGM to be now held on July 14, 2025, at 9:00 a.m., exclusively digitally, through the Zoom digital platform (“Zoom Platform”), to deliberate on the following Agenda:

(i)	Approve the “Plan of Merger for the Merger of BRF S.A. Shares into Marfrig Global Foods S.A.” (“Plan of Merger”), entered into on May 15, 2025 between the Company and Marfrig Global Foods SA (“MGF”), which establishes the terms and conditions for the incorporation of all shares issued by BRF by MGF (with the exception of those held by MGF), as provided for in article 252 of Brazilian Federal Law No. 6,404/1976 (“Brazilian Corporations Law”) (“Merger”);

(ii)	approve the Merger, the effectiveness of which will be subject to the verification (or waiver, as applicable) of the Conditions Precedent (as defined in the Plan of Merger) and the advent of the date on which the Merger will be considered consummated, in accordance with the Plan of Merger (“Closing Date”);

(iii)	ratify the appointment of the specialized company Apsis Consultoria Empresarial Ltda., registered with the CNPJ/MF under no. 08.681.365/0001-30 and CRC/RJ under no. 005112/O-9, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, no. 62, 6th floor, Centro, CEP 20021-290, (“Appraisal Company”), as responsible for preparing (a) the appraisal report, at market value, of the shares issued by BRF to be incorporated by MGF, within the scope of the Merger (“Merger Appraisal Report”); and (b) the appraisal report containing the calculation of the exchange ratio of the shares held by the non-controlling shareholders of BRF, based on the net equity value of the shares of MGF and BRF, with both assets being appraised according to the same criteria and on December 31, 2024, at market prices, pursuant to article 264 of the Brazilian Corporations Law (“264 Appraisal Report”);

(iv)	approve the Merger Appraisal Report;

(v)	approve the 264 Appraisal Report; and

(vi)	authorize the Company’s managers to perform all acts necessary to consummate the Merger, including, without limitation, the subscription of common shares to be issued by MGF on behalf of BRF’s shareholders (except MGF) on the date of consummation of the Merger, pursuant to article 252, §2, of the Brazilian Corporations Law.

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INFORMATION FOR PARTICIPATION

Participation in the digital meeting

Shareholders

The EGM will be held exclusively digitally, in accordance with article 124, §2º-A, of the Brazilian Corporations Law and CVM Resolution No. 81/2022.

As provided for in article 5, §4, of CVM Resolution No. 81/2022, the Company understands that it is more appropriate to hold the Meeting now convened exclusively digitally, since this format allows for greater participation by shareholders, as it enables the presence of shareholders from any location in Brazil and abroad, as well as reducing costs both for shareholder participation and for holding the conclave.

The Company emphasizes that it will not be possible to physically attend the EGM, as it will be held exclusively digitally.

As provided for in article 6, §3, of CVM Resolution No. 81/2022, shareholders who intend to participate in the EGM, in person or through proxies, must submit, by 9:00 AM on July 12, 2025, the date 2 (two) days prior to the EGM, exclusively through the Qi Central platform (“Qi Central Platform”) (https://qicentral.com.br/m/age-brf-2025-07), a request for access to the EGM (“Access Request”).

The Access Request must contain the identification of the shareholder and, if applicable, of his/her attorney who will participate in the EGM, and the scanned copies of the following documents:

Individual Shareholders:

●	Photo ID; and

●	Statement containing the respective shareholding, issued by the financial institution responsible for the custody of the shares.

Legal Entity Shareholders:

●	Latest consolidated bylaws or articles of association and corporate documentation granting powers of repre-sentation (i.e.: minutes of election of directors);

●	Identification document of the legal representative(s) with photo;

●	Statement containing the respective shareholding, issued by the financial institution responsible for the custody of the shares; and

●	In the case of Investment Funds: (i) the latest consolidated regulation of the fund, (ii) the bylaws or articles of association of the administrator or manager, as applicable, in compliance with the fund’s voting policy and the corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney), and (iii) identification document of the legal representative(s) of the administrator or manager with photo.

Shareholders Represented by Proxy:

●	In addition to the documents indicated above, a power of attorney, which must have been granted less than 1 (one) year ago to an attorney who is a shareholder, administrator of the Company, lawyer or financial institution, with the investment fund administrator being responsible for representing their unit owners, in accordance with the provisions of §1 of article 126 of the Brazilian Corporations Law. Legal entity shareholders may be represented by an attorney appointed in accordance with their bylaws/articles of association, and it is not mandatory that the attorney be a shareholder, administrator of the Company, lawyer or financial institution; and

●	Attorney’s identification document with photo.

Foreign Shareholders:

Foreign shareholders must present the same documentation as Brazilian shareholders, except that the corporate documents of the legal entity and the power of attorney must be translated in sworn form, and do not require notarization or consularization.

The Company will send to shareholders (or their duly appointed representatives or attorneys) who have submitted their Access Request within the period and under the conditions described above, by email, individual invitations to access the Zoom Platform and the respective instructions for accessing the electronic system for participation in the EGM, including the password required for this purpose.

Shareholders who do not submit the Access Request within the aforementioned deadline (until 9:00 AM on July 12, 2025) will not be able to participate in the EGM.

For additional information on participation in the EGM and access to the Zoom Platform, shareholders should consult the EGM Participation Manual.

Holders of American Depositary Receipts – ADRs:

Holders of ADRs will be represented at the EGM by The Bank of New York Mellon, as depositary institution, pursuant to the “Deposit Agreement ” entered into with the Company. ADR holders will not be allowed to participate in the EGM via the Zoom Platform.

Participation via Remote Voting Ballot

As provided for in Article 49 of CVM Resolution No. 81/2022, voting instructions considered valid and received by the Company or its service providers through the remote voting ballot (“Ballot”) until 06.14.2025 will be considered normally for the new date of the EGM. Thus, shareholders who have already sent the Ballot by 06.14.2025 and do not intend to change their voting instructions will not need to send the Ballot again for the new date of the EGM.

Notwithstanding, the Company’s shareholders who wish to do so (regardless of whether or not they have sent the Ballot for the original date of the EGM) may submit, as of this date, new voting instructions in relation to the matters subject to the EGM by filling out and sending the Ballot, the model of which is available on the Company’s Investor Relations website (www.brf-global.com/ri, in the item Corporate Governance) and on the websites of the Brazilian Securities and Exchange Commission (www.gov.br/cvm) and B3 S.A. – Brasil, Bolsa, Balcão (“B3”) (www.b3.com.br).

The Company’s shareholders who wish to do so may transmit their new voting instructions (i) to the bookkeeping agent of the shares issued by the Company (Banco Bradesco S.A.), (ii) to its respective custody agent, (iii) to B3, as central depositary of the Company’s shares, or (iv) directly to the Company. In case of submission directly to the Company, shareholders must submit the Ballot by July 10, 2025 (inclusive), duly completed, initialed and signed, exclusively through the Qi Central Platform (https://qicentral.com.br/m/age-brf-2025-07), together with the scanned copies of the necessary documents. For additional information, the shareholder must observe the rules set forth in CVM Resolution No. 81/2022 and the procedures described in the Ballot made available by the Company, as well as in the respective Manual for Participation in the EGM.

The Company’s shareholders interested in accessing information or clarifying doubts regarding the matters above should contact the Company’s Investor Relations area by telephone at +55 (11) 2322-5377 or by email at acoes@brf.com.

All documents relevant to the EGM, including the Management Proposal and more detailed information on the matters on the Agenda and on access to the Zoom Platform, are available in the EGM Participation Manual, which is available to shareholders on the websites https://ri.brf-global.com/, www.b3.com.br and www.gov.br/cvm.

Itajaí (SC), June 23, 2025.

Marcos Antonio Molina dos Santos

Chairman of the Board of Directors

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